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                                                                     EXHIBIT 5.1



                       [JACKSON WALKER L.L.P. LETTERHEAD]

                                  May 10, 2002


Mobility Electronics, Inc.
7955 East Redfield Road
Scottsdale, Arizona 85260

         Re: Registration Statement on Form S-4 for Mobility Electronics, Inc.

Ladies and Gentlemen:

         This opinion is furnished to you in connection with the above-referenced registration statement (the "Registration Statement"), filed on even date herewith with the Securities and Exchange Commission under the Securities Act of 1933, for the registration of 3,100,000 shares of the Common Stock (the "Securities"), of Mobility Electronics, Inc., a Delaware corporation (the "Company").

         We have acted as counsel for the Company in connection with its proposed issuance and sale of the Securities. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

         The opinions expressed below are limited to the laws of the State of Delaware, including the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

         Based upon the foregoing, we are of the opinion that the Securities covered by the Registration Statement have been duly authorized and, when issued in accordance with the terms of the Agreement and Plan of Merger, will be validly issued, fully-paid and nonassessable.

         We hereby consent to your filing this opinion as an Exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters."

         This opinion may be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.

                                         Very truly yours,

                                         /s/ JACKSON WALKER L.L.P.